Exhibit 23.4

Deloitte & Touche LLP Brookfield Place 181 Bay Street Suite 1400 Toronto ON M5J 2V1 Canada

Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-169867 on Form F-4 of our reports dated February 18, 2010, relating to the consolidated financial statements of Brookfield Homes Corporation, and the effectiveness of Brookfield Homes Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Brookfield Homes Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

November 24, 2010